Exhibit 3.4

INDUSTRIAL PROPERTY TRUST INC.

ARTICLES OF AMENDMENT

Industrial Property Trust Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Company (the “Charter”) is hereby amended by deleting existing Section 7.1.7 of Article VII in its entirety and substituting in lieu thereof a new Section 7.1.7 to read as follows:

Section 7.1.7 Exceptions.

(a) Subject to Section 7.1.1(a)(ii) (except as otherwise provided in Section 7.1.7(b)), the Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from the Aggregate Share Ownership Limit and the Common Share Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if the Board obtains such representations, undertakings and agreements from such Person as the Board of Directors, upon the advice of legal counsel, determines necessary in order to prevent such an exemption or such establishment or increase of an Excepted Holder Limit from jeopardizing the Corporation’s status as a REIT. Such representations, undertakings and agreements may include:

(i) representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial or Constructive Ownership of such Shares will violate Section 7.1.1(a)(ii);

(ii) representations and undertakings from such Person as are reasonably necessary to ascertain that such Person does not and will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant (for this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT, shall not be treated as a tenant of the Corporation); and

(iii) the agreement by such Person that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 7.1.1 through 7.1.6) will result in such Shares being automatically transferred to a Charitable Trust in accordance with Sections 7.1.1(b) and 7.2.

(b) (i) Until 180 days after the end of the first taxable year for which the Corporation intends to elect to qualify for federal income tax treatment as a REIT, the Board of Directors, in its sole discretion, may waive the requirement set forth in Section 7.1.1(a)(ii) that a Person’s Beneficial Ownership or Constructive Ownership of Shares not result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code and (ii) until 29 days after the end of the first taxable year for which the Corporation intends to elect to qualify for federal income tax treatment as a REIT, the Board of Directors, in its sole discretion, may waive the requirement set forth in Section 7.1.1(a)(iii); provided that the Board of Directors determines that such waivers do not jeopardize the Corporation’s status as a REIT.

(c) Prior to granting any exception pursuant to Section 7.1.7(a) or (b), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(d) Subject to Section 7.1.1(a)(ii), an underwriter which participates in a public offering or a private placement of Shares (or securities convertible into or exchangeable for Shares) may Beneficially Own or Constructively Own Shares (or securities convertible into or exchangeable for Shares) in excess of the Aggregate Share Ownership Limit, the Common Share Ownership Limit or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

(e) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (i) with the written consent of such Excepted Holder at any time, or (ii) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Share Ownership Limit.

SECOND: The Charter is hereby further amended by deleting existing Section 7.1.8 of Article VII in its entirety and substituting in lieu thereof a new Section 7.1.8 to read as follows:

Section 7.1.8 Increase or Decrease in Aggregate Share Ownership and Common Share Ownership Limits. Subject to Section 7.1.1(a)(ii) (except as otherwise provided in Section 7.1.7(b)), the Board of Directors may from time to time increase the Common Share Ownership Limit and the Aggregate Share Ownership Limit for one or more Persons and decrease the Common Share Ownership Limit and the Aggregate Share Ownership Limit for all other Persons; provided, however, that the decreased Common Share Ownership Limit and/or Aggregate Share Ownership Limit will not be effective for any Person whose percentage ownership in Shares is in excess of such decreased Common Share Ownership Limit and/or Aggregate Share Ownership Limit until such time as such Person’s percentage of Shares equals or falls below the decreased Common Share Ownership Limit and/or Aggregate Share Ownership Limit, but any further acquisition of Shares in excess of such percentage ownership of Shares will be in violation of the Common Share Ownership Limit and/or Aggregate Share Ownership Limit and, provided further, that the new Common Share Ownership Limit and/or Aggregate Share Ownership Limit would not allow five or fewer Persons to Beneficially Own more than 49.9% in value of the outstanding Shares.

THIRD: There has been no change in the authorized stock of the Company effected by the amendments to the Charter as set forth above.

FOURTH: The amendments to the Charter as set forth above have been duly advised by the Board of Directors and approved by the stockholders of the Corporation entitled to vote thereon as required by law.

FIFTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Company and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Financial Officer and Treasurer and attested to by its Secretary on this 27th day of August, 2013.

ATTEST:		INDUSTRIAL PROPERTY TRUST INC.

/s/ Joshua J. Widoff		By:	/s/ Thomas G. McGonagle		(SEAL)
Name:	Joshua J. Widoff		Name:	Thomas G. McGonagle
Title:	Secretary		Title:	Chief Financial Officer and Treasurer